Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-226870) and related Prospectus of City Holding Company for the registration of 1,219,096 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2018, with respect to the consolidated financial statements of City Holding Company, and the effectiveness of internal control over financial reporting of City Holding Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia
September 4, 2018